Exhibit 99.1

Media Relations: Jeanmarie McFadden 212-761-2433	Investor Relations: Celeste Mellet Brown 212-761-3896

Morgan Stanley Reports Third Quarter 2012:

•
Net Revenues of $5.3 Billion Included the Negative Impact of $2.3 Billion from the Tightening of Morgan Stanley’s Debt-Related Credit Spreads (DVA);1 Loss from Continuing Operations of $0.55 per Diluted Share

•	Excluding DVA, Net Revenues were $7.6 Billion and Income from Continuing Operations was $0.28 per Diluted Share2, 3

•
Strength in Fixed Income & Commodities Sales and Trading; Ranked #1 in Global IPOs, #2 in Global Announced M&A and #3 in Global Equity and Increased Market Share in U.S. Investment Grade Debt; Global Wealth Management 7% Pre-Tax Margin and 13% Excluding Non-Recurring Items4, 5

•	The Firm Completed the Purchase of an Additional 14% Stake in Morgan Stanley Smith Barney (Joint Venture)6

NEW YORK, October 18, 2012 – Morgan Stanley (NYSE: MS) today reported net revenues of $5.3 billion for the third quarter ended September 30, 2012 compared with $9.8 billion a year ago.  For the current quarter, the loss from continuing operations applicable to Morgan Stanley was $1.0 billion, or a loss of $0.55 per diluted share,7 compared with income of $2.2 billion, or $1.14 per diluted share,7 for the same period a year ago.

Results for the quarter included negative revenue of $2.3 billion compared with positive revenue of $3.4 billion a year ago related to changes in Morgan Stanley’s debt-related credit spreads and other credit factors (Debt Valuation Adjustment, DVA).1

Excluding DVA, net revenues for the current quarter were $7.6 billion compared with $6.4 billion a year ago and income from continuing operations applicable to Morgan Stanley was $561 million, or $0.28 per diluted share, compared with income of $64 million, or $0.02 a year ago.3, 7, 8

Compensation expense of $3.9 billion increased from $3.6 billion a year ago.  Non-compensation expenses of $2.8 billion increased from $2.5 billion a year ago primarily due to litigation costs reported in Institutional Securities and non-recurring expenses associated with the Morgan Stanley Wealth Management (MSWM)9 integration.

For the current quarter, the net loss applicable to Morgan Stanley, including discontinued operations, was $0.55 per diluted share, compared with net income of $1.15 per diluted share in the third quarter of 2011.

Summary of Firm Results (dollars in millions)
	As Reported		Excluding DVA (2), (3)
	Net	MS Earnings	Net	MS Earnings
	Revenues	Cont. Ops. (1)	Revenues	Cont. Ops. (1)
3Q 2012	$5,289	$(1,031)	$7,551	$535
2Q 2012	$6,953	$536	$6,603	$312
3Q 2011	$9,810	$2,132	$6,400	$39

(1)	Represents income (loss) from continuing operations applicable to Morgan Stanley common shareholders less preferred dividends.
(2)	Net revenues for 3Q 2012, 2Q 2012 and 3Q 2011 exclude positive (negative) revenue from DVA of $(2,262) million, $350 million and $3,410 million, respectively.
(3)
Earnings / (loss) from continuing operations applicable to Morgan Stanley common shareholders for 3Q 2012, 2Q 2012 and 3Q 2011 excludes after-tax DVA impact of $(1,568) million, $225 million and $2,114 million, respectively, and includes a related allocation of earnings to Participating Restricted Stock Units of $2 million, $(1) million and $(21) million, respectively.

Business Overview

•	Global Wealth Management Group net revenues were $3.3 billion and global fee based asset flows were $7.5 billion.

•
Institutional Securities net revenues excluding DVA were $3.6 billion compared with $3.0 billion a year ago with higher revenues in Fixed Income & Commodities sales and trading and Investment Banking.  The Firm ranked #1 in global IPOs, #2 in global announced M&A and #3 in global Equity.10

•	Asset Management reported net revenues of $631 million with assets under management or supervision of $331 billion.

James P. Gorman, Chairman and Chief Executive Officer, said, “Our third quarter results show a balanced, strategically focused franchise that has attained stronger revenues and executed on key goals.  The rebound in Fixed Income & Commodities sales and trading indicates that clients have re-engaged after the uncertainty of the rating review in the previous quarter.  We are beginning to unlock the full potential of the Global Wealth Management franchise, having increased our ownership of, and agreed on a purchase price for the rest of, Morgan Stanley Wealth Management.  I am confident in our potential to enhance profitability and increase value for our shareholders in the quarters ahead.”

Summary of Institutional Securities Results (dollars in millions)
	As Reported		Excluding DVA (1)
	Net	Pre-Tax	Net	Pre-Tax
	Revenues	Income	Revenues	Income
3Q 2012	$1,376	$(1,917)	$3,638	$345
2Q 2012	$3,234	$508	$2,884	$158
3Q 2011	$6,410	$3,447	$3,000	$37

(1)	Net revenues and pre-tax income for 3Q 2012, 2Q 2012 and 3Q 2011 exclude positive (negative) revenue from DVA of $(2,262) million, $350 million and $3,410 million, respectively.

INSTITUTIONAL SECURITIES

Institutional Securities reported a pre-tax loss from continuing operations of $1.9 billion compared with pre-tax income of $3.4 billion in the third quarter of last year.  Net revenues for the current quarter were $1.4 billion compared with $6.4 billion a year ago.  DVA resulted in negative revenue of $2.3 billion in the current quarter compared with positive revenue of $3.4 billion a year ago.  Excluding DVA, net revenues for the current quarter were $3.6 billion compared with $3.0 billion a year ago.  The following discussion for sales and trading excludes DVA.

•
Advisory revenues were $339 million compared with $413 million a year ago reflecting lower completed market volumes.  Equity underwriting revenues were $199 million compared with $239 million a year ago.  Fixed income underwriting revenues were $431 million compared with $212 million a year ago reflecting increased bond issuance volumes and higher market share in investment grade debt.

•
Fixed Income & Commodities sales and trading net revenues were $1.5 billion compared with $1.1 billion a year ago.  The increase in net revenues from last year’s third quarter reflected higher results in interest rate products and gains in credit products compared to losses in the prior year quarter.11

•	Equity sales and trading net revenues were $1.2 billion compared with $1.3 billion in the prior year quarter primarily reflecting lower market volumes.11

•	Other sales and trading net losses were $164 million compared with losses of $444 million in last year’s third quarter primarily driven by gains associated with corporate lending activity.

•	Investment gains were $74 million compared with losses of $119 million in the prior year quarter.

•
Compensation expense was $1.6 billion compared with $1.5 billion a year ago.  Non-compensation expenses of $1.7 billion increased from $1.4 billion a year ago primarily due to increased litigation costs of approximately $280 million.

•
Morgan Stanley’s average trading Value-at-Risk (VaR) measured at the 95% confidence level was $63 million compared with $76 million in second quarter of 2012 and $99 million in the third quarter of the prior year.  The Firm modified its VaR model this quarter to make it more responsive to recent market conditions.  The model has been approved by the Firm’s regulators for use in the Firm’s regulatory capital calculations.  VaR has been recast for all periods to reflect this enhancement.12

Summary of Global Wealth Management Group Results (dollars in millions)

	Net	Pre-Tax
	Revenues	Income (1)
3Q 2012	$3,336	$239
2Q 2012	$3,305	$393
3Q 2011	$3,226	$356

(1)	3Q 2012 pre-tax income includes $193 million of non-recurring costs associated with the MSWM integration and purchase of an additional 14% stake in the Joint Venture.

GLOBAL WEALTH MANAGEMENT GROUP

Global Wealth Management Group reported pre-tax income from continuing operations of $239 million compared with $356 million in the third quarter of last year.  Net revenues for the current quarter were $3.3 billion compared with $3.2 billion a year ago.  The quarter’s reported pre-tax margin was 7%; excluding $193 million of non-recurring costs associated with the MSWM integration and purchase of an additional 14% stake in the Joint Venture, the pre-tax margin was 13%.4, 5  Income after the noncontrolling interest allocation to Citigroup Inc. (Citi) and before taxes was $234 million.13

•	Asset management fee revenues of $1.8 billion increased 3% from the prior year quarter primarily reflecting an increase in fee based assets and positive flows.

•
Transactional revenues14 of $1.0 billion were essentially unchanged from a year ago primarily reflecting reduced commissions and fees on lower levels of client activity, offset by higher principal trading revenues driven by higher fixed income secondary trading and net gains from investments associated with the Firm’s deferred compensation and co-investment plans.

•
Compensation expense was $2.1 billion compared with $2.0 billion a year ago.  Non-compensation expenses of $1.0 billion increased from $884 million a year ago reflecting non-recurring costs of approximately $176 million primarily associated with the MSWM integration.5

•
Total client assets were $1.8 trillion at quarter end.  Client assets in fee based accounts were $556 billion, or 31% of total client assets.  Global fee based asset flows for the quarter were $7.5 billion.

•
Global representatives of 16,829 were essentially unchanged from the prior quarter.  Average annualized revenue per global representative was $790,000 and total client assets per global representative were $105 million in the current quarter.

Summary of Asset Management Results (dollars in millions)

	Net	Pre-Tax
	Revenues	Income
3Q 2012	$631	$198
2Q 2012	$456	$43
3Q 2011	$205	$(118)

ASSET MANAGEMENT

Asset Management reported pre-tax income from continuing operations of $198 million compared with a pre-tax loss of $118 million in last year’s third quarter.15  The quarter’s reported pre-tax margin was 31%.4  Income after the noncontrolling interest allocation and before taxes was $148 million.

•
Net revenues of $631 million increased from $205 million a year ago reflecting solid results in the Traditional Asset Management business and gains on principal investments in the Merchant Banking and Real Estate Investing businesses compared with losses in the prior year quarter.16

•	Compensation expense was $241 million compared with $132 million a year ago. Non-compensation expenses of $192 million were essentially unchanged from a year ago.

•
Assets under management or supervision at September 30, 2012 of $331 billion increased from $268 billion a year ago.  The increase primarily reflected net customer inflows in Morgan Stanley’s liquidity funds and market appreciation.  The business recorded positive net flows of $10.8 billion in the current quarter, which included approximately $4.5 billion related to the conversion of MSWM client balances into liquidity funds, compared with net outflows of $5.8 billion in the third quarter of last year.

CAPITAL

Morgan Stanley’s Tier 1 capital ratio under Basel I was approximately 16.7% and Tier 1 common ratio was approximately 13.7% at September 30, 2012.17

At September 30, 2012, book value and tangible book value per common share were $30.53 and $26.65,18 respectively, based on approximately 2.0 billion shares outstanding.  Tangible book value per common share reflected a reduction of approximately $0.58 related to the increased 14% ownership interest in the Joint Venture.

OTHER MATTERS

The effective tax rate from continuing operations for the current quarter was 35.4%.  The current quarter includes an out of period net income tax provision of approximately $82 million to adjust previously recorded deferred tax assets.19

The Firm declared a $0.05 quarterly dividend per common share.  The dividend is payable on November 15, 2012 to common shareholders of record on October 31, 2012.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 1,200 offices in 43 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

The information above contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see "Forward-Looking Statements" immediately preceding Part I, Item 1, "Competition" and "Supervision and Regulation" in Part I, Item 1, "Risk Factors" in Part I, Item 1A, "Legal Proceedings" in Part I, Item 3, "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 and "Quantitative and Qualitative Disclosures about Market Risk" in Part II, Item 7A, each of the Company's Annual Report on Form 10-K for the year ended December 31, 2011 and other items throughout the Form 10-K, the Company’s Quarterly Reports on Form 10-Q, including “Risk Factors” in Part II, Item 1A therein, and the Company’s Current Reports on Form 8-K, including any amendments thereto.

1 Represents the change in the fair value of certain of Morgan Stanley’s long-term and short-term borrowings resulting from fluctuations in its credit spreads and other credit factors (commonly referred to as “DVA”).

2 From time to time, Morgan Stanley may disclose certain "non-GAAP financial measures" in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  For these purposes, “GAAP” refers to generally accepted accounting principles in the United States.  The Securities and Exchange Commission (SEC) defines a "non-GAAP financial measure" as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing our financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference with such comparable GAAP financial measure.

3 Income (loss) per diluted share amounts, excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period to period operating performance.  Such exclusions are provided to differentiate revenues associated with Morgan Stanley borrowings, regardless of whether the impact is either positive, or negative, that result solely from fluctuations in credit spreads and other credit factors.  The reconciliation of income (loss) per diluted share from continuing operations applicable to Morgan Stanley common shareholders and average diluted shares from a non-GAAP to GAAP basis is as follows (shares and DVA are presented in millions):

	3Q 2012	3Q 2011
Income (loss) per diluted share applicable to MS – Non-GAAP	$0.28	$0.02
DVA impact - 3Q12 DVA of $(2,262) net of tax benefit of $694	$(0.83)	$1.12
Income (loss) per diluted share applicable to MS – GAAP	$(0.55)	$1.14

Average diluted shares – Non-GAAP	1,924	1,869
DVA impact	(35)	0
Average diluted shares – GAAP*	1,889	1,869

*Due to GAAP loss in the current period, average diluted shares equal average basic shares.

4 Pre-tax margin is a non-GAAP financial measure that the Firm considers useful for investors to assess operating performance.  Pre-tax margin represents income (loss) from continuing operations before taxes, divided by net revenues.

5 Global Wealth Management’s pre-tax margin was adjusted for approximately $193 million of non-recurring costs associated with the MSWM integration and the purchase of an additional 14% stake in the Joint Venture.  The non-recurring items reflected approximately $176 million of non-compensation and $17 million of compensation related expenses, reported in the Global Wealth Management business segment.

6 The Firm completed the purchase of the additional 14% stake in the Joint Venture from Citi on September 17, 2012 for $1.89 billion.  At September 30, 2012, the Firm holds a 65% stake in the Joint Venture.  The Firm must use reasonable best efforts to obtain regulatory approvals required to purchase the remaining 35% stake in the Joint Venture by June 1, 2015.  Due to the terms of the revised agreement with Citi, at September 30, 2012, the Firm reclassified approximately $4.3 billion of non-redeemable noncontrolling interests to redeemable noncontrolling interests on the condensed consolidated statements of financial condition.

7 Includes preferred dividends and other adjustments related to the calculation of earnings per share of approximately $24 million for the quarter ended September 30, 2012 and $46 million for the quarter ended September 30, 2011.  Refer to page 3 of Morgan Stanley’s Financial Supplement accompanying this release for the calculation of earnings per share.

8 Income (loss) applicable to Morgan Stanley, excluding DVA, is a non-GAAP financial measure that the Firm considers useful for investors to allow for better comparability of period-to-period operating performance. The reconciliation of income (loss) from continuing operations applicable to Morgan Stanley from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	3Q 2012	2Q 2012	3Q 2011
Income (loss) applicable to MS – Non-GAAP	$561	$338	$64
DVA impact - 3Q12 DVA of $(2,262) net of tax benefit of $694	$(1,568)	$225	$2,114
Income (loss) applicable to MS – GAAP	$(1,007)	$563	$2,178

9 On September 25, 2012 the Firm announced that its U.S. wealth management business, Morgan Stanley Smith Barney, was rebranded Morgan Stanley Wealth Management (MSWM).

10 Source: Thomson Reuters – for the period of January 1, 2012 to September 30, 2012 as of October 2, 2012.

11 Sales and trading net revenues, including Fixed Income & Commodities (FIC) and Equity sales and trading net revenues excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period-to-period operating performance.  The reconciliation of sales and trading, including FIC and Equity sales and trading net revenues from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	3Q 2012	3Q 2011
Sales & Trading – Non-GAAP	$2,522	$1,996
DVA impact	$(2,262)	$3,410
Sales & Trading – GAAP	$260	$5,406

FIC Sales & Trading – Non-GAAP	$1,458	$1,099
DVA impact	$(1,621)	$2,790
FIC Sales & Trading – GAAP	$(163)	$3,889

Equity Sales & Trading – Non-GAAP	$1,228	$1,341
DVA impact	$(641)	$620
Equity Sales & Trading – GAAP	$587	$1,961

12 VaR represents the loss amount that one would not expect to exceed, on average, more than five times every one hundred trading days in the Firm's trading positions if the portfolio were held constant for a one-day period. Effective for the quarter ended September 30, 2012, the Firm enhanced its VaR model to make it more responsive to current market conditions while maintaining a longer-term perspective. The model has been approved by the Firm’s regulators for use in the Firm’s regulatory capital calculations. VaR has been recast for all periods to reflect this enhancement. Further discussion of the calculation of VaR and the limitations of the Firm's VaR methodology will be disclosed in Part I, Item 3 "Quantitative and Qualitative Disclosures about Market Risk" included in Morgan Stanley’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. Refer to page 8 of Morgan Stanley’s Financial Supplement accompanying this release for the VaR disclosure.

13 During the quarter ended September 30, 2012, Morgan Stanley completed the purchase of an additional 14% stake in the Joint Venture from Citi, increasing the Firm’s interest from 51% to 65%.  Prior to September 17, 2012, Citi’s results related to its 49% interest were reported in net income (loss) applicable to nonredeemable noncontrolling interests on page 10 of Morgan Stanley’s Financial Supplement accompanying this release.  Due to the terms of the revised agreement with Citi, subsequent to the purchase of the additional 14% stake, Citi’s results related to the 35% interest are reported in net income (loss) applicable to redeemable noncontrolling interests on page 10 of Morgan Stanley’s Financial Supplement accompanying this release.

14 Transactional revenues include investment banking, principal transactions - trading and commissions and fee revenues.

15 Results for the third quarter of 2012 and 2011 included pre-tax income of $50 million and a pre-tax loss of $17 million, respectively, related to principal investments held by certain consolidated real estate funds.  The limited partnership interests in these funds are reported in net income (loss) applicable to noncontrolling interests on page 12 of Morgan Stanley’s Financial Supplement accompanying this release.

16 Results for the current quarter included gains of $51 million compared with losses of $13 million in the prior year third quarter related to principal investments held by certain consolidated real estate funds.

17 The Firm calculates its Tier 1 capital ratio and risk-weighted assets in accordance with the capital adequacy standards for financial holding companies adopted by the Federal Reserve Board.  These standards are based upon a framework described in the International Convergence of Capital Measurement and Capital Standards, July 1988, as amended, also referred to as Basel I.  In accordance with the Federal Reserve Board’s definition, Tier 1 common capital is defined as Tier 1 capital less non-common elements in Tier 1 capital, including perpetual preferred stock and related surplus, minority interest in subsidiaries, trust preferred securities and mandatory convertible preferred securities.  These computations are preliminary estimates as of October 18, 2012 (the date of this release) and could be subject to revision in Morgan Stanley’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

18 Tangible common equity and tangible book value per common share are non-GAAP financial measures that the Firm considers to be useful measures of capital adequacy. Tangible common equity equals common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction and includes only the Firm’s share of the Joint Venture’s goodwill and intangible assets. Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.

19 The Firm recognized an out of period net income tax provision of approximately $82 million in the Institutional Securities business segment for the quarter ended September 30, 2012, primarily related to the overstatement of tax benefits associated with repatriated earnings of a foreign subsidiary in 2010.  The Firm has evaluated the effects of the understatement of income tax provision both qualitatively and quantitatively, and concluded that it did not have a material impact on any prior annual or quarterly consolidated results.

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Sept 30, 2012	June 30, 2012	Sept 30, 2011	June 30, 2012	Sept 30, 2011	Sept 30, 2012	Sept 30, 2011	Change
Net revenues
Institutional Securities	$1,376	$3,234	$6,410	(57%)	(79%)	$7,633	$15,137	(50%)
Global Wealth Management Group	3,336	3,305	3,226	1%	3%	10,055	10,070	--
Asset Management	631	456	205	38%	*	1,620	1,463	11%
Intersegment Eliminations	(54)	(42)	(31)	(29%)	(74%)	(131)	(79)	(66%)
Consolidated net revenues	$5,289	$6,953	$9,810	(24%)	(46%)	$19,177	$26,591	(28%)

Income (loss) from continuing operations before tax
Institutional Securities	$(1,917)	$508	$3,447	*	*	$(1,721)	$5,364	*
Global Wealth Management Group	239	393	356	(39%)	(33%)	1,019	1,017	--
Asset Management	198	43	(118)	*	*	369	175	111%
Intersegment Eliminations	0	(4)	0	*	--	(4)	0	*
Consolidated income (loss) from continuing operations before tax	$(1,480)	$940	$3,685	*	*	$(337)	$6,556	*

Income (loss) applicable to Morgan Stanley
Institutional Securities	$(1,268)	$381	$2,072	*	*	$(1,183)	$3,827	*
Global Wealth Management Group	157	172	167	(9%)	(6%)	522	527	(1%)
Asset Management	104	14	(61)	*	*	143	29	*
Intersegment Eliminations	0	(4)	0	*	--	(4)	0	*
Consolidated income (loss) applicable to Morgan Stanley	$(1,007)	$563	$2,178	*	*	$(522)	$4,383	*
Earnings (loss) applicable to Morgan Stanley common shareholders	$(1,047)	$564	$2,153	*	*	$(599)	$2,335	*

Earnings per basic share:
Income from continuing operations	$(0.55)	$0.28	$1.15	*	*	$(0.32)	$1.48	*
Discontinued operations	$-	$0.02	$0.01	*	*	$-	$(0.01)	*
Earnings per basic share	$(0.55)	$0.30	$1.16	*	*	$(0.32)	$1.47	*

Earnings per diluted share:
Income from continuing operations	$(0.55)	$0.28	$1.14	*	*	$(0.32)	$1.47	*
Discontinued operations	$-	$0.01	$0.01	*	*	$-	$(0.02)	*
Earnings per diluted share	$(0.55)	$0.29	$1.15	*	*	$(0.32)	$1.45	*

Financial Metrics:
Return on average common equity
from continuing operations	*	3.5%	14.6%			*	6.1%
Return on average common equity	*	3.7%	14.7%			*	6.0%

Tier 1 common capital ratio	13.7%	13.6%	11.6%
Tier 1 capital ratio	16.7%	17.2%	14.9%

Book value per common share	$30.53	$31.02	$31.29
Tangible book value per common share	$26.65	$27.70	$27.79

Notes:	-
Results for the quarters ended September 30, 2012, June 30, 2012 and September 30, 2011, include positive (negative) revenue of $(2,262) million, $350 million and $3,410 million, respectively, related to the movement in Morgan Stanley's credit spreads and other credit factors on certain long-term and short-term debt (Debt Valuation Adjustment, DVA).

-
Income (loss) applicable to Morgan Stanley represents income (loss) from continuing operations, adjusted for the portion of net income (loss) applicable to noncontrolling interests related to continuing operations.  For the quarters ended September 30, 2012, June 30, 2012, and September 30, 2011 net income (loss) applicable to noncontrolling interests include $16 million, $8 million, and $2 million respectively, reported as a gain in discontinued operations.

-
The return on average common equity and tangible book value per common share are non-GAAP measures that the Firm considers to be a useful measure that the Firm and investors use to assess operating performance and capital adequacy.

	-	Tier 1 common capital ratio equals Tier 1 common equity divided by Risk Weighted Assets (RWA).
	-	Tier 1 capital ratio equals Tier 1 capital divided by RWA.
	-	Book value per common share equals common equity divided by period end common shares outstanding.
	-	Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.
	-	See page 4 of the financial supplement for additional information related to the calculation of the financial metrics.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Sept 30, 2012	June 30, 2012	Sept 30, 2011	June 30, 2012	Sept 30, 2011	Sept 30, 2012	Sept 30, 2011	Change
Revenues:
Investment banking	$1,152	$1,104	$1,031	4%	12%	$3,319	$3,940	(16%)
Principal transactions:
Trading	607	2,469	4,960	(75%)	(88%)	5,483	11,421	(52%)
Investments	290	63	(298)	*	*	438	433	1%
Commissions and fees	988	1,040	1,476	(5%)	(33%)	3,205	4,198	(24%)
Asset management, distribution and admin. fees	2,257	2,268	2,149	--	5%	6,677	6,406	4%
Other	152	170	347	(11%)	(56%)	432	110	*
Total non-interest revenues	5,446	7,114	9,665	(23%)	(44%)	19,554	26,508	(26%)

Interest income	1,379	1,323	1,753	4%	(21%)	4,244	5,573	(24%)
Interest expense	1,536	1,484	1,608	4%	(4%)	4,621	5,490	(16%)
Net interest	(157)	(161)	145	2%	*	(377)	83	*
Net revenues	5,289	6,953	9,810	(24%)	(46%)	19,177	26,591	(28%)
Non-interest expenses:
Compensation and benefits	3,929	3,633	3,638	8%	8%	11,993	12,545	(4%)
Non-compensation expenses:
Occupancy and equipment	388	380	382	2%	2%	1,160	1,174	(1%)
Brokerage, clearing and exchange fees	359	405	443	(11%)	(19%)	1,167	1,254	(7%)
Information processing and communications	493	487	456	1%	8%	1,439	1,340	7%
Marketing and business development	138	156	143	(12%)	(3%)	440	436	1%
Professional services	477	478	440	--	8%	1,367	1,310	4%
Other	985	474	623	108%	58%	1,948	1,976	(1%)
Total non-compensation expenses	2,840	2,380	2,487	19%	14%	7,521	7,490	--

Total non-interest expenses	6,769	6,013	6,125	13%	11%	19,514	20,035	(3%)

Income (loss) from continuing operations before taxes	(1,480)	940	3,685	*	*	(337)	6,556	*
Income tax provision / (benefit) from continuing operations	(524)	226	1,415	*	*	(244)	1,709	*
Income (loss) from continuing operations	(956)	714	2,270	*	*	(93)	4,847	*
Gain (loss) from discontinued operations after tax	0	36	23	*	*	21	(18)	*
Net income (loss)	$(956)	$750	$2,293	*	*	$(72)	$4,829	*
Net income applicable to redeemable noncontrolling interests	8	0	0	*	*	8	0	*
Net income applicable to nonredeemable noncontrolling interests	59	159	94	(63%)	(37%)	446	469	(5%)
Net income (loss) applicable to Morgan Stanley	(1,023)	591	2,199	*	*	(526)	4,360	*
Preferred stock dividend / Other	24	27	46	(11%)	(48%)	73	2,025	(96%)
Earnings (loss) applicable to Morgan Stanley common shareholders	$(1,047)	$564	$2,153	*	*	$(599)	$2,335	*

Amounts applicable to Morgan Stanley:
Income (loss) from continuing operations	(1,007)	563	2,178	*	*	(522)	4,383	*
Gain (loss) from discontinued operations after tax	(16)	28	21	*	*	(4)	(23)	83%
Net income (loss) applicable to Morgan Stanley	$(1,023)	$591	$2,199	*	*	$(526)	$4,360	*

Pre-tax profit margin	*	14%	38%			*	25%
Compensation and benefits as a % of net revenues	74%	52%	37%			63%	47%
Non-compensation expenses as a % of net revenues	54%	34%	25%			39%	28%
Effective tax rate from continuing operations	35.4%	24.0%	38.4%			72.4%	26.1%

Notes:	-
Pre-tax profit margin is a non-GAAP financial measure that the Firm considers to be a useful measure that the Firm and investors use to assess operating performance.  Percentages represent income from continuing operations before income taxes as a percentage of net revenues.

-
The portion of net income attributable to noncontrolling interests for consolidated entities is presented as either net income (loss) applicable to redeemable noncontrolling interests or net income (loss) applicable to nonredeemable noncontrolling interests.

-
During the quarter ended September 30, 2012, Morgan Stanley completed the purchase of an additional 14% stake in Morgan Stanley Smith Barney from Citigroup Inc. (Citi), increasing the Firm’s interest from 51% to 65%. Prior to September 17, 2012, Citi’s results related to its 49% interest were reported in net income (loss) applicable to nonredeemable noncontrolling interests. Due to the terms of the revised agreement with Citi, subsequent to the purchase of the additional 14% stake, Citi’s results related to the 35% interest are reported in net income (loss) applicable to redeemable noncontrolling interests.

-
The quarter ended September 30, 2012 includes an out of period net income tax provision of approximately $82 million, primarily related to the overstatement of tax benefits associated with repatriated earnings of a foreign subsidiary in 2010.

-
For the quarter ended June 30, 2012, discontinued operations included operating results related to Saxon (reported in Institutional Securities segment) and a pre-tax gain of $108 million ($73 million after-tax) and other operating income related to the sale of Quilter & Co. Ltd. (reported in the Global Wealth Management business segment).

	-	Preferred stock dividend / other includes allocation of earnings to Participating Restricted Stock Units.

MORGAN STANLEY
Quarterly Earnings Per Share
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Sept 30, 2012	June 30, 2012	Sept 30, 2011	June 30, 2012	Sept 30, 2011	Sept 30, 2012	Sept 30, 2011	Change

Income (loss) from continuing operations	$(956)	$714	$2,270	*	*	$(93)	$4,847	*
Net income applicable to redeemable noncontrolling interests	8	0	0	*	*	8	0	*
Net income applicable to nonredeemable noncontrolling interests	43	151	92	(72%)	(53%)	421	464	(9%)
Net income (loss) from continuing operations applicable to noncontrolling interest	51	151	92	(66%)	(45%)	429	464	(8%)
Income (loss) from continuing operations applicable to Morgan Stanley	(1,007)	563	2,178	*	*	(522)	4,383	*
Less: Preferred Dividends	24	24	24	--	--	72	268	(73%)
Less: MUFG preferred stock conversion	-	-	-	--	--	-	1,726	*
Income from continuing operations applicable to Morgan Stanley, prior to allocation of income to Participating Restricted Stock Units	(1,031)	539	2,154	*	*	(594)	2,389	*

Basic EPS Adjustments:
Less: Allocation of earnings to Participating Restricted Stock Units	0	3	22	*	*	1	31	(97%)
Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$(1,031)	$536	$2,132	*	*	$(595)	$2,358	*

Gain (loss) from discontinued operations after tax	0	36	23	*	*	21	(18)	*
Less: Gain (loss) from discontinued operations after tax applicable to noncontrolling interests	16	8	2	100%	*	25	5	*
Gain (loss) from discontinued operations after tax applicable to Morgan Stanley	(16)	28	21	*	*	(4)	(23)	83%
Less: Allocation of earnings to Participating Restricted Stock Units	0	0	0	--	--	0	0	--
Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	(16)	28	21	*	*	(4)	(23)	83%

Earnings (loss) applicable to Morgan Stanley common shareholders	$(1,047)	$564	$2,153	*	*	$(599)	$2,335	*

Average basic common shares outstanding (millions)	1,889	1,885	1,848	--	2%	1,884	1,590	19%

Earnings per basic share:
Income from continuing operations	$(0.55)	$0.28	$1.15	*	*	$(0.32)	$1.48	*
Discontinued operations	$-	$0.02	$0.01	*	*	$-	$(0.01)	*
Earnings per basic share	$(0.55)	$0.30	$1.16	*	*	$(0.32)	$1.47	*

Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$(1,031)	$536	$2,132	*	*	$(595)	$2,358	*

Diluted EPS Adjustments:
Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$(1,031)	$536	$2,132	*	*	$(595)	$2,358	*

Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	(16)	28	21	*	*	(4)	(23)	83%

Earnings (loss) applicable to Morgan Stanley common shareholders	$(1,047)	$564	$2,153	*	*	$(599)	$2,335	*

Average diluted common shares outstanding and common stock equivalents (millions)	1,889	1,912	1,869	(1%)	1%	1,884	1,608	17%

Earnings per diluted share:
Income from continuing operations	$(0.55)	$0.28	$1.14	*	*	$(0.32)	$1.47	*
Discontinued operations	$-	$0.01	$0.01	*	*	$-	$(0.02)	*
Earnings per diluted share	$(0.55)	$0.29	$1.15	*	*	$(0.32)	$1.45	*

Notes:	-
The portion of net income attributable to noncontrolling interests for consolidated entities is presented as either net income (loss) applicable to redeemable noncontrolling interests or net income (loss) applicable to nonredeemable noncontrolling interests.

-
The Firm calculates earnings per share using the two-class method as described under the accounting guidance for earnings per share.  For further discussion of the Firm's earnings per share calculations, see page 15 of the financial supplement and Note 2 to the consolidated financial statements in the Firm's Annual Report on Form 10-K for the year ended December 31, 2011.